Exhibit 1.01

Conflict Minerals Report

Acushnet Holdings Corp. (“Acushnet”) has included this Conflict Minerals Report as an exhibit to its Form SD as contemplated by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). This Conflict Minerals Report relates to the period from January 1, 2020 to December 31, 2020 and was filed on May 21, 2021.
Unless the context indicates otherwise, the terms “Acushnet,” “we,” “its,” “us” and “our” refer to Acushnet and its consolidated subsidiaries.
As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG and (3) political, regulatory and economic developments, whether in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”), the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this Conflict Minerals Report. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.
Business Overview and Applicability of Conflict Minerals Rule
We are the global leader in the design, development, manufacture and distribution of performance‑driven golf products. Our products include golf balls, golf clubs, wedges and putters, golf shoes, golf gloves, golf gear and golf outerwear and apparel. Tin or tungsten are contained in some of the products that we manufacture or contract to manufacture. Where tin or tungsten are present in our products, they generally constitute a small portion of the materials content of the products. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or the Form SD.

We do not directly source tin or tungsten from mines or SORs and believe that we are in most cases many levels removed from these market participants. However, through the efforts described in this Conflict Minerals Report, and as part of our reasonable country of origin inquiry and due diligence processes, we seek to ensure that our suppliers source responsibly. Specifically, we endeavor in good faith to determine if any of the tin or tungsten necessary to the functionality or production of the products that we manufacture or contract to manufacture originated in a Covered Country and, if so, whether it directly or indirectly financed or benefited an armed group.
Based on our internal product scoping, we do not believe that any of our products contain tantalum or gold.
Our Conflict Minerals Policy
Acushnet is committed to conducting business ethically and responsibly, and is opposed to human rights abuses such as are occurring in the DRC. As part of our dedication to operating ethically, Acushnet is committed to the responsible sourcing of materials for its products. We also take seriously our compliance obligations under the Conflict Minerals Rule. As such, we have adopted and communicated to our suppliers and the public a company conflict minerals policy (the “Conflict Minerals Policy”) regarding the use of 3TG in our products.
The Conflict Minerals Policy indicates that we expect our suppliers to:
1.Source 3TG only from sources that do not directly or indirectly benefit or finance armed groups, whether in the Covered Countries or other parts of the world;
2.Where possible, source 3TG from SORs that are validated as being “conflict free” or conformant with a third-party audit protocol addressing responsible sourcing;
3.Put in place procedures for the traceability of 3TG;
4.Cooperate with our 3TG due diligence process, which includes providing us, from time to time, with written certifications and other information concerning the origin of 3TG included in products and/or components supplied to Acushnet;
5.Maintain reviewable business records supporting the source of 3TG;
6.Adopt policies and procedures with respect to 3TG consistent with our Conflict Minerals Policy and the practices set forth therein and the OECD Guidance (as defined below), including the adoption of a risk mitigation strategy to respond to identified risks in the supply chain, and communicate such policies and procedures to their personnel and direct and indirect suppliers; and
7.Require their direct and indirect suppliers to adopt policies and procedures that are consistent with our Conflict Minerals Policy.
The Conflict Minerals Policy indicates that suppliers who do not comply with our expectations will be reviewed and evaluated accordingly for future business and sourcing decisions.
We also adopted a Global Human Rights Policy in 2020, which requires our suppliers to engage in responsible labor practices. That policy is publicly available on our website at https://s21.q4cdn.com/797008351/files/doc_downloads/2021/Acushnet-Human-Rights-Policy-FINAL.pdf.
We do not support embargoes of 3TG from the Covered Countries and encourage our suppliers to continue to source from responsible sources in those countries.

Scoping Process and Reasonable Country of Origin Inquiry
As required by the Conflict Minerals Rule, for 2020, we conducted a “reasonable country of origin inquiry” (“RCOI”). We designed our RCOI in good faith to determine the origin of the 3TG that are necessary to the functionality or production of products that we manufactured or contracted to manufacture. We determined which of our products were potentially in-scope for purposes of the Conflict Minerals Rule through a review of our product categories, a review of the materials content of products, internal inquiries regarding the degree of influence we exercised over the manufacturing process of third-party manufactured products and other information known to us.
Our outreach included 51 suppliers (the “Suppliers”). For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Guidance design framework, which are described below in this Conflict Minerals Report.
Based on the results of our RCOI, we exercised due diligence for 2020. These due diligence efforts are discussed below.
Due Diligence Measures
Design Framework
We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”).
Selected Elements of Design Framework and Due Diligence Program Execution
The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our due diligence program are discussed below. The headings below conform to the headings used in the OECD Guidance for each of the five steps.
1.OECD Guidance Step One: “Establish strong company management systems”
a.We have a team of senior staff that is responsible for our 3TG compliance program. Leadership of the compliance program resides with our Executive Vice President, Chief Legal Officer and Corporate Secretary. The following functional areas are represented on the working group: Legal, Product Development and Operations. Selected internal personnel have been educated on the Conflict Minerals Rule. In addition, we utilize specialist outside counsel to advise us in connection with selected aspects of our Conflict Minerals Rule compliance.
b.We have communicated our Conflict Minerals Policy internally and externally to suppliers, in each case in writing. The Conflict Minerals Policy is available on our website at www.acushnetholdingscorp.com/investors/governance.
c.We use the Conflict Minerals Reporting Template (the “CMRT”) developed by the Responsible Minerals Initiative (the “RMI”) to identify SORs in our supply chain.
d.We maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database. This information is retained for at least five years.

e.We have a mechanism for employees, suppliers and other interested parties to report violations of our Conflict Minerals Policy or other policy violations and issues, either by calling 1-855-219-7326 or by submitting violations on www.acushnetcompliance.com.
2.OECD Guidance Step Two: “Identify and assess risk in the supply chain”
a.We requested by email that the Suppliers provide us with information, through the completion of a CMRT, concerning the usage and source of 3TG in the products that we identified as potentially being in-scope, as well as information concerning the Suppliers’ related compliance efforts. We followed up by email or phone with all Suppliers that did not respond to the request within a specified time frame. If a Supplier was non-responsive, an escalation process was initiated pursuant to which our personnel contacted the Supplier.
b.Our program design contemplates the review of responses received from suppliers. Under our program design, to the extent that a completed CMRT identifies a SOR, we review that information against the lists of conformant SORs published in connection with the RMI’s Responsible Minerals Assurance Process.
3.OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”
a.The findings of our supply chain risk assessment have been reported to a senior member of our legal department.
b.Our risk mitigation strategy allows for a flexible response that is commensurate with the risks identified.
4.OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”
As part of our standard 3TG operating procedure, in connection with our due diligence, we utilize and rely on information made available by the RMI concerning independent third-party audits of SORs to assess SOR due diligence and to determine whether SORs are conformant.
5.OECD Guidance Step Five: “Report on supply chain due diligence”
We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and make these filings available on our website.
Product and SOR Information
Our in-scope products for 2020 consisted of selected golf apparel, golf gear, golf clubs and golf shoes.
We endeavored to determine the mine or location of origin of the tin and tungsten contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other measures described in this Conflict Minerals Report.
For 2020, none of our in-scope products were determined by us to support conflict (i.e., to contain necessary 3TG that directly or indirectly financed or benefited an armed group in a Covered Country). However, we did not conclude that any of our in-scope products were “DRC conflict free.”

Future Risk Mitigation Efforts
We intend to take the following additional steps for 2021 to mitigate the risk that our necessary 3TG benefit armed groups in the Covered Countries:
1.Further distribute the Conflict Minerals Policy to relevant suppliers.
2.Engage with suppliers to encourage them to provide full and comprehensive information in their responses for 2021.
3.Communicate our sourcing expectations to new potentially in-scope suppliers, including through the dissemination of the Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.
4.Encourage our suppliers to source responsibly, particularly when sourcing from the Covered Countries.
All of the foregoing steps are in addition to the steps that we took in respect of 2020, which we intend to continue to take in respect of 2021 to the extent applicable.

Annex A
Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.
Smelters and Refiners
In connection with our RCOI and due diligence process, the Suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products for 2020. Please see the notes that accompany the table for additional information concerning the data in the table.
Smelter and Refiner Information (1)

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Metallo Belgium N.V.	Belgium	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporations	Japan	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant

(1)    We note the following in connection with the information contained in the foregoing table:
(a)    The smelters and refiners listed in the table were identified by the Suppliers as being part of our 2020 supply chain, through their submission of product level CMRTs. Some of the Suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in our 2020 supply chain, since: (i) we have not included smelter and refiner information that the Suppliers reported to us at a “company level,” meaning they reported to us the 3TG contained in all of their products, not just the products they sold to us, or that was reported to us at a “user defined” level that was broader than the products we purchased from the Supplier; and (ii) many of the Suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products.
(b)    The table only includes entities that were listed as smelters or refiners by the RMI as of May 10, 2021, and smelter and refiner status information in the table is as of that date. Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.
(c)    “Conformant” means that a smelter or refiner has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment. Smelters and refiners listed as “re-audit in progress” are still considered to be Conformant. Included smelters and refiners were not necessarily Conformant for all or part of 2020 and may not continue to be Conformant for any future period.
Country of Origin Information
The countries of origin of the 3TG processed by the Conformant smelters and refiners listed above may have included the countries listed below, as well as other countries. We are unable to determine the specific countries of origin of the 3TG in our products.

The countries of origin may include:

Australia	Democratic Republic of the Congo*	Myanmar	Taiwan

Austria	Indonesia	Nigeria	Thailand

Bolivia	Kazakhstan	Peru	Uganda*

Brazil	Laos	Portugal	United Kingdom of Great Britain and Northern Ireland

Burundi*	Malaysia	Russian Federation	United States of America

China	Mexico	Rwanda*	Vietnam

Colombia	Mongolia	Spain	Zimbabwe

* Covered Country.
Some of the listed smelters and refiners may have processed 3TG originating solely from recycled or scrap sources and others may have processed both recycled and scrap content and newly mined content from one or more of the countries indicated above.